AGREEMENT MADE AND ENTERED INTO AS OF THE 19TH DAY OF MARCH 2001, AT THE PLACES INDICATED HEREINBELOW.

BY AND BETWEEN:

                                    DONINI, INC.
                                    a New Jersey corporation, duly incorporated and validly existing according to law, having a registered office at 4555 des Grandes Prairies Blvd., Suite 30, in the City of St. Leonard, Province of Quebec, H1R 1A5, herein duly represented by Mr. Peter Deros, its representative, duly authorized for these purposes as he so declares, hereinafter referred to as "DONINI"

AND:

                                    JT TUCKER INC.
                                    a limited liability company, duly organized and validly existing under the laws of Delaware, having its head office at Barksdale Professional Center, Newark, Delaware, 19711-3258 and an office at 9820
                                    E. Mountain Crossing Rd., Tucson, Arizona,
                                    U.S.A., 85748, herein represented by Mr.
                                    Milo Bergeson, its Vice-President and
                                    Secretary, duly authorized as he so
                                    declares,

                                    hereinafter referred to as the "AGENT"

WHEREAS DONINI has acquired all of the issued and outstanding shares of Pizza Donini Inc., a Canadian corporation and is in the process of becoming listed on the Over-the-Counter Bulletin Board or Nasdaq for the purpose of selling its stock over the counter;

WHEREAS the AGENT has provided certain marketing and sales services to DONINI, its subsidiaries and affiliates since December 2000;

WHEREAS, upon the date on which the shares of DONINI begin trading on the Over-the-Counter Bulletin Board or Nasdaq (the "effective date"), the AGENT wishes to continue to provide certain marketing and sales services to DONINI, its subsidiaries and affiliates;

WHEREAS DONINI wishes to engage the services of the AGENT as of the effective date, under the terms and conditions provided herein.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   The preamble shall form an integral part of this Agreement.


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

2. DONINI shall engage the services of the AGENT for a period of three (3) years commencing on the effective date and terminating thirty-six (36) months thereafter.

3. The AGENT shall provide to DONINI, its affiliates and subsidiaries such marketing and sales services as DONINI shall require in order to establish and expand the market presence of "Pizza Donini" products and services within the territory consisting of California and Arizona (herein referred to as the "Territory"), to the best of its abilities. In addition to the Territory indicated hereinabove, the AGENT shall have the a right of first refusal to expand the Territory into the state of Nevada for the purposes stated in this Agreement, within fifteen (15) days of receipt of a written notice from DONINI that it has received an acceptable offer, interest or other commitment from a third party for the states or state so stipulated and upon such terms and conditions of such third party offer, interest or commitment. In the event that AGENT wishes to exercise its right hereunder, it must so advise DONINI in writing prior to the expiration of the delay provided herein and must consent; in writing, to fulfil all of the terms and conditions of the third party offer, interest or commitment. Where the AGENT fails or omits to provide satisfactory consulting and advisory services pursuant to the terms hereof at any time, DONINI shall be entitled to reasonably amend the present Agreement.

4. Within the context of the services to be provided by the AGENT herein, the AGENT shall provide to DONINI, its affiliates and subsidiaries, design, promotion and consulting services in connection with the construction and development of one or more websites, e-portal and e-commerce centres, either alone or in conjunction with others, with a view to servicing retail customers and supporting wholesale supply business. Where the AGENT fails or omits to provide satisfactory consulting and advisory services pursuant to the terms hereof at any time, DONINI shall be entitled to reasonable amend the present Agreement.

5. The AGENT shall receive, over the term of their agreement, and in lieu of remuneration for services rendered, the following shares in the capital stock of DONINI:

     a) On or before August 30th, 2001, ONE HUNDRED AND FIFTY THOUSAND (150,000) shares of common stock of DONINI, as fully paid and non-assessable.

     b) On or before August 30th, 2001, an additional ONE HUNDRED AND FIFTY THOUSAND (150,000) common shares of DONINI, as fully paid and non-assessable.

     c) In the event that the AGENT shall cease to provide any of the services outlined hereunder after the commencement date but prior to the issuance of the shares pursuant to subparagraph b) above, the AGENT shall forfeit the right to receive the shares outlined in sub-paragraph b) above.

     d) All shares so issued shall be subject to all applicable federal and state securities legislation, regulation and policy, including all rules regarding the disposition of shares by insiders.

6. In recognition of services rendered and provided that the AGENT is continuing to act for DONINI as provided herein, the AGENT shall also receive from DONINI certain stock options, the whole as detailed more fully hereinbelow, which options and the shares that may be issued pursuant thereto shall be subject to all applicable securities laws, regulations and policies, including all rules regarding the disposition of shares by insiders:

     a) Ninety-one (91) days following the effective date, the AGENT shall receive an option to purchase FIFTY THOUSAND (50,000) shares of the common stock of DONINI at a price equal to seventy-five percent (75%) of the five (5) day average trading price immediately following the first ninety (90) days of trading of the common stock of DONINI on the Over-the-Counter Bulletin Board or Nasdaq (the "exercise price"), provided however that the exercise price of the stock is not less than fifty percent (50%) of the average of the five (5) highest closing prices during the ninety (90) day period immediately following commencement of trading. The option so granted may be exercised at any time between the 96th day following the effective date and twenty-four
          (24) months following the granting of the option.

     b) Twelve (12) months following the granting of the option described in sub-paragraph 6a) hereof, the AGENT shall receive an option to purchase ONE HUNDRED THOUSAND (100,000) shares of common stock of DONINI at a price equal to seventy-five percent (75%) of the five (5) day average trading price of the stock as of the date of the granting of the option described in this sub-paragraph (the "exercise price"), provided however that the exercise price of the stock is not less than fifty percent (50%) of the average of the five (5) highest closing prices during the ninety (90) day period immediately following commencement of trading. The option so granted may be exercised at any time within twenty-four (24) months following the granting of the said option.

     c) Twenty-four (24) months following the granting of the option described in sub-paragraph 6a) hereof, the AGENT shall receive an option to purchase ONE HUNDRED AND FIFTY THOUSAND (150,000) shares of common stock of DONINI at a price equal to seventy-five percent (75%) of the five (5) day average trading price of the stock as of the granting of the option described in this sub-paragraph (the "exercise price"), provided however that the exercise price of the stock is not less than fifty percent (50%) of the average of the five (5) highest closing prices during the ninety (90) day period immediately following commencement of trading. The option herein may be exercised at any time within twenty-four (24) months following the granting of the option;

     d) In the event that the AGENT shall cease to provide any of the services outlined hereunder prior to the granting of any of the options described in this paragraph 6 then the AGENT shall forfeit the right to receive any option hereunder that has yet to be granted by DONINI. In addition, where the AGENT has ceased to provide any of the services outlined herein within six (6) months of the granting of any option hereunder, the AGENT shall remit to DONINI for cancellation any option or portion thereof, prorated to the amount of service provided by the AGENT in that year;

7. DONINI and the AGENT shall enter into a brokerage agreement, the terms of which shall be mutually acceptable to the parties in respect of the sale of the products listed in Schedule "A" annexed hereto (the "Products") within the States of California and Arizona (the "Territory") within the context of sales on a business to business level, pursuant to which the AGENT shall receive a commission equal to between one percent (1%) and three percent (3%) of any sums received by DONINI, its affiliates or subsidiaries, in respect of sales of the Products introduced or sold directly through the AGENT's efforts. The total commission payable to the AGENT in each instance shall be determined by DONINI on a case-by-case basis and, in any event, the total commission payable by DONINI, its subsidiaries and affiliates to any parties shall not exceed five percent (5%) of the amounts received by DONINI, its affiliates or subsidiaries in respect of the sales of the Products. In addition to the Territory indicated hereinabove, the AGENT shall have the a right of first refusal to expand the Territory into the state of Nevada for the purposes stated in this paragraph, within fifteen
     (15) days of receipt of a written notice from DONINI that it has received an acceptable offer, interest or other commitment from a third party for the states or state so stipulated and upon such terms and conditions of such third party offer, interest or commitment. In the event that AGENT wishes to exercise its right hereunder, it must so advise DONINI in writing prior to the expiration of the delay provided herein and must consent; in writing, to fulfil all of the terms and conditions of the third party offer, interest or commitment. Where the AGENT fails or omits to secure such satisfactory business-to-business agreements or contracts pursuant to the terms hereof within five (5) months following the effective date, DONINI shall be entitled to reasonably amend the present Agreement.

8. The AGENT shall be granted a master franchise agreement for the territory consisting of the states of California and Arizona (the "Franchise Territory"), and shall have the right to sub-franchise to qualified persons or entities the right and license to operate "Pizza Donini" restaurants under such terms and conditions as are stipulated by DONINI, its affiliates and subsidiaries. The AGENT shall receive ten percent (10%) of the amount of any initial franchise fee received by DONINI, its affiliates or subsidiaries in respect of such sub-franchises as commission for the sale of the said franchises and ten percent (10%) of any royalties received in respect of such franchises, less any and all amounts payable to any third parties as provided herein. In addition to the Franchise Territory, DONINI shall grant to the AGENT a right of first refusal to acquire master franchise rights for the state of Nevada during the term of the agreement. The AGENT hereby acknowledges that ten percent (10%) of all commissions and amounts payable to it hereunder shall be remitted to ZSQUARED, LLC. The AGENT shall, on a timely basis, advise DONINI and ZSQUARED, LLC, Chet Zalesky and Dennis Zweig of all information regarding franchisees and potential franchisees within the Territory and of any change in such franchisees and potential franchisees. The parties shall enter into such master franchise agreement(s) as shall be required, which agreement(s) shall contain such terms and conditions as are usually contained in similar agreements, including provisions for the payment of master franchise fees, royalties and other fees to DONINI. Where the AGENT fails or omits to secure a satisfactory master franchise or sub-franchise agreement pursuant to the terms hereof within ten (10) months following the effective date, DONINI shall be entitled to reasonably amend the present Agreement.

9. In the event that DONINI shall authorize any other sales agent for the purpose of selling "Pizza Donini" franchises in the U.S. outside the Territory (the "Outside Agent"), the AGENT shall be entitled to receive a maximum of ten percent (10%) of the commission on any master franchise fee and of the commission on any initial franchise fee received by the Outside Agent on the sale of franchises by the Outside Agent and on the commissions on royalties generated by the Outside Agent where the AGENT is instrumental in assisting or advising DONINI and the Outside Agent. The amount to be received by the AGENT shall be determined between the parties on a case-by-case basis. The AGENT hereby acknowledge that it shall not be entitled to any fees or commissions in respect of the rights granted by DONINI to ZSQUARED, LLC, Chet Zalesky and Dennis Zweig (for the area consisting of Georgia, Alabama, Tennessee, South Carolina, North Carolina and Florida), to Scott Parliament (for the area consisting of Michigan, Wisconsin and Illinois) and to Doug Furth (for the area consisting of Ohio, Pennsylvania and Indiana), unless the AGENT, DONINI and the above-named Outside Agents (or such other Outside Agents as shall be appointed by DONINI, its subsidiaries and affiliates from time to time) have entered into and executed a mutually acceptable agreement. DONINI shall advise the AGENT from time to time of the appointment of any new Outside Agents and the territories attributed to them as well as of such changes as may be appropriate.

10. The AGENT shall have the option to open "Pizza Donini" retail stores within the Territory under then current franchise and related agreements and subject to the prior approval of DONINI or its nominee, save and except that the initial franchise fees payable by the AGENT to DONINI shall be at a reduced rate to be determined between the parties on a case by case basis.

11. The parties shall execute such further documents, agreements and instruments as may be necessary in order to give full force and effect to the foregoing and shall obtain such authorizations, approvals, permits and consents as may be required by law or otherwise, including any approvals of the Board of Directors of any corporate entities.


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

12. This Agreement is personal to the AGENT and may not be sold, transferred, assigned or otherwise conveyed without the prior written consent of DONINI, which consent may be subject to additional terms, representations, warranties and conditions. The AGENT hereby acknowledges and agrees that any effective change of control or management within the AGENT shall constitute a transfer pursuant to the terms hereof and shall be subject to the consent of DONINI.

13. The present agreement supersedes and replaces all previous agreements, understandings, instruments and contracts that may exist between the parties, whether verbal or written.

14. This Agreement shall be interpreted in accordance with the laws of the state of New Jersey, U.S.A. and any and all disputes shall be submitted to the Superior Court for the state of New Jersey.

15. This Agreement was drafted in English at the request of the parties hereto. La presente convention a ete redigee en anglais a la demande des parties aux presentes.


SIGNED AT MONTREAL, QUEBEC, CANADA, AS OF THE 19TH DAY OF MARCH 2001.

DONINI, INC.

Per: /s/ PETER DEROS                        /s/ STELLA PEHLIVANIAN
     -------------------------              -------------------------
     PETER DEROS                            Witness
     duly authorized for these purposes


SIGNED AT TUSCON, ARIZONA, U.S.A., AS OF THE 19TH DAY OF MARCH, 2001.

JT TUCKER INC.

Per: /s/ MILO BERGESON
     -------------------------
     MILO BERGESON
     duly authorized for these purposes


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

                                  SCHEDULE "A"


                               PRODUCTS TO BE SOLD
                         PURSUANT TO BROKERAGE AGREEMENT

--------------------------------------------------------------------------------



     1.   Frozen Pizza Shells - Regular and Self-Rising;

     2. Refrigerated and/or Frozen Raw Dressed Self-Rising Pizza (single or multi-serve);

     3. Refrigerated, Par-baked Crust, Deli-Counter Dressed Pizza (single or multi-serve);

     4.   Frozen, Par-Baked Dressed Pizza (single or multi-serve);

     5.   Frozen Pizza Pockets (regular or microwave oven);

     6.   Microwaveable Frozen Dressed Pizza (single or multi serve);

     7.   Pizza and Pasta Sauce.

     8.   Raw Dough Balls



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